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                                                                   EXHIBIT 10(C)

               SETTLEMENT AGREEMENT, WAIVER, AND GENERAL RELEASE

  THIS SETTLEMENT AGREEMENT, WAIVER, AND GENERAL RELEASE (the "Agreement"), made and entered into this 19th day of September, 1994, effective as of and subject to the merger of BB&T Financial Corporation ("BB&T Financial") and Southern National Corporation ("SNC") (the "Merger"), sets forth the complete terms under which the employment of GARY E. CARLTON ("Carlton") with SNC and SOUTHERN NATIONAL BANK OF NORTH CAROLINA, a national banking association ("SNBNC"), under the Employment Agreement between Carlton, SNC and SNBNC, dated January 1, 1994 (the "Employment Contract"), is being settled and terminated in conjunction with and subject to the Merger.

                              W I T N E S S E T H:

  WHEREAS, Carlton currently serves as Executive Vice President of SNC and as President of SNBNC; and

  WHEREAS, Carlton entered into the Employment Contract; and

  WHEREAS, subject to the Merger, Carlton, SNC and SNBNC desire to conclude Carlton's employment with SNC and SNBNC amicably and on mutually satisfactory terms, and to terminate the Employment Contract for liquidated damages. These terms are intended to recognize Carlton's service to SNC and SNBNC, to provide Carlton compensation not in excess of what he reasonably could have expected to receive under the Employment Contract if he had continued in the employ of SNC and SNBNC to age 65; and

  WHEREAS, each reference in this Agreement to Carlton includes Gary E. Carlton and any of his agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns; and

  WHEREAS, each reference in this Agreement to SNC refers to Southern National Corporation and any of its present or former divisions, subsidiaries, Affiliates, officers, directors, representatives, employees, servants, agents, attorneys, representatives, predecessors, successors, and assigns; and

  WHEREAS, each reference in this Agreement to SNBNC refers to Southern National Bank of North Carolina and any of its present or former divisions, subsidiaries, Affiliates, officers, directors, representatives, employees, servants, agents, attorneys, representatives, predecessors, successors, and assigns; and

  WHEREAS, each reference in this Agreement to an "Affiliate" of SNC or SNBNC includes all businesses or corporations directly or indirectly controlled by SNC or SNBNC through sole membership, stock ownership or otherwise.

  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

  1. Conclusion of Employment. Carlton, SNC and SNBNC agree that Carlton's employment as an officer of SNC and SNBNC and any other position he currently holds with SNC, SNBNC or any Affiliate will end effective August 1, 1995 (the "Termination Date"). To the effective date of the Merger, Carlton shall continue to serve in the positions he holds as of the date of this Agreement. From the effective date of the Merger through August 1, 1995, Carlton shall continue to serve as Executive Vice President of SNC and Senior Vice President of Branch Banking and Trust Company ("BB&T"). Carlton specifically waives and renounces any claim for employment with SNC, SNBNC or any Affiliate at any time after the Termination Date.

  2. Term. Subject to the consummation of the Merger on or before the Termination Date, the term of this Agreement shall be for the period of time beginning on the Termination Date, and continuing and existing until Carlton reaches age sixty-five (65).
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  3. Compensation. Prior to the Termination Date, Carlton shall continue to receive compensation at his current level. Effective from and after the Termination Date, SNC and SNBNC jointly and severally agree to pay Carlton an amount equal to Three-Hundred Twelve Thousand Dollars ($312,000.00) per year until he attains age 65 or dies. Such amounts shall be payable in equal monthly installments, in accordance with the normal payroll practices of SNC and SNBNC or its successor.

  4. Board of Directors. Following the consummation of the Merger, subject to its fiduciary duties to its stockholders and so long as it is appropriate, SNC will elect Carlton to the Board of Directors of BB&T, until the earlier of (i) his 65th birthday or (ii) until the BB&T Board goes out of existence. Effective as of the Termination Date, Carlton shall receive the normal compensation of an outside director with respect to these services.

  5. Incentive Payments. Carlton shall be entitled to a distribution of any amount he has earned under the 1994 Southern National Corporation Short-Term Incentive Plan and the 1992-1994 Long-term Incentive Plan at the normal distribution dates for such plans in early 1995. In addition, Carlton shall be entitled to receive pro rata distributions of any amounts he has earned based on his service during calendar year 1994 under the 1993-1995 and the 1994-1996 Long-Term Incentive Plans at the same time and on the same basis as other participants in such plans receive any such distributions.

  6. Employee Benefits.

  a. Retirement Benefits. Carlton shall receive all retirement benefits he is entitled to under the Southern National Retirement Plan (the "Retirement Plan"). In addition, Carlton shall receive credit for purposes of years of service and compensation (as set forth in section 3) under the Southern National Supplemental Executive Retirement Plan (the "SERP"), from his Termination Date to age 65 as if he had continued in the employment of SNC and SNBNC during such period, and his benefit under the SERP as of any given date shall be determined on the basis of his imputed service and compensation to such date. All payments made under the SERP pursuant to this section 6(a) shall be made in the form of a seventy-five percent (75%) joint and survivor annuity. Benefits payable under the Retirement Plan shall be distributed in accordance with the terms thereof. In determining Carlton's SERP benefit the offset attributable to his accrued benefit under the Retirement Plan shall be the benefit payable (or that would have been payable) under the Retirement Plan as of the date Carlton elects to commence receiving his SERP benefit. Based on the provisions of section 3 (and subject to any adjustments required under section
11), an estimate of Carlton's pension and SERP benefit are set forth in Exhibit
I. Such estimates assume that Carlton survives to age 65 and commences his benefit on that date. Should Carlton elect to commence receiving his SERP benefit before age 65, the amount then payable under section 3 shall be reduced by such benefit. Except for the imputation of compensation and service and the provisions of section 11, the provisions of the SERP shall apply in all cases in determining Carlton's SERP benefit.

  b. Health Insurance. SNBNC agrees to provide Carlton health insurance coverage on the same terms and conditions as other retired officers and employees of SNBNC receive. In the event that Carlton is employed by another employer on or after the Termination Date, and the employer provides health coverage to Carlton, SNBNC shall, as authorized by law, cease to provide health insurance to Carlton.

  c. Stock Options. Carlton shall be entitled to exercise any outstanding stock options he has received under the Southern National Corporation Non-Qualified Stock Option Plan or the Southern National Corporation Incentive Stock Option Plan, in accordance with the terms of such plans and his outstanding Stock Option Agreements. Every effort will be made to have SNC's Compensation Committee treat Carlton's termination pursuant to this Agreement as a "voluntary retirement" for purposes of the stock option plans.

  d. Insurance. So long as Carlton continues to pay his portion of the premiums, SNBNC shall continue to pay its portion of the premiums on the following split-dollar insurance policies on Carlton's life through the indicated dates:


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    Northwestern Mutual Life Insurance Company
    Policy Number: 12268865
    Initial Face Amount: $514,947
    Premium Date: Through the premium due on July 1, 2006

    General American Life Insurance Company
    Policy Number: 51003514
    October 1, 1992 Face Amount: $324,096
    Premium Date: Through the premium due on October 1, 2004

Carlton or his designee shall then become the owner of such life insurance policies, less SNBNC's interest therein. Carlton further agrees to execute the attached amendment to his Executive Life Agreement attached hereto as Exhibit II.

  7. Residence. Carlton shall have his personal residence located in Winston-Salem, North Carolina appraised by an appraiser on SNBNC's approved list of residential appraisers. SNC and SNBNC jointly and severally agree to pay Carlton an amount equal to six percent (6%) of the appraised value of such residence or its actual sales price, if less, to compensate Carlton for any loss he incurs as a result of paying applicable real estate commissions on the sale of his residence.

  8. Automobile. Carlton shall trade in his existing automobile provided by SNC and SNBNC. SNC and SNBNC jointly and severally agree to replace Carlton's existing automobile with a new automobile of the same model, which SNC and SNBNC shall pay for in full. The title to such automobile shall be transferred to Carlton on his Termination Date.

  9. Waiver, Release and Covenant Not to Sue.

  a. By signing this Agreement, Carlton forever waives, releases and covenants not to sue SNC or SNBNC with respect to any and all claims against SNC or SNBNC of any kind or nature whatsoever arising from any events which have occurred up to the date Carlton executes this Agreement and through the Termination Date, including all claims arising from or relating in any way to Carlton's employment with SNC or SNBNC or the conclusion of that employment, whether such claims are now known or are later discovered.

  b. Carlton does not waive any rights or claims that may arise after his Termination Date.

  c. This Agreement is not and shall not be deemed an admission by SNC or SNBNC of a violation of any statute or law or wrongdoing of any kind, nor is it an admission or finding that any claim Carlton might raise against SNC or SNBNC, including any claim in connection with his employment with SNC or SNBNC or the conclusion of that employment, is or would be in any way valid or meritorious. Carlton, SNC and SNBNC specifically acknowledge that they are entering into this Agreement solely for the purpose of concluding Carlton's employment with SNC and SNBNC amicably.

  10. Covenant to Maintain Confidentiality.

  a. Carlton acknowledges that during his employment with SNC and SNBNC before the Termination Date, he has learned a substantial amount of information which is proprietary and confidential to SNC and SNBNC. Such proprietary and confidential information includes, but is not limited to SNC's and SNBNC's business, marketing, customer development, strategic planning, and expansion plans. Carlton acknowledges that SNC and SNBNC would be damaged if such proprietary and confidential information were made available to SNC's or SNBNC's competitors.

  b. Carlton agrees that except as required by law, he shall not at any time divulge to any person, agency, institution, company or other entity any information which he knows or has reason to believe is proprietary or confidential to SNC or SNBNC.

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  c. Carlton agrees that his duties and obligations under this section 10 shall continue for as long as such information remains proprietary or confidential to SNC or SNBNC.

  d. Carlton acknowledges and agrees that any breach of this section 10 would constitute a material breach of this Agreement.

  11. Mitigation.

  a. Carlton agrees that the amount of any payment provided for in section 3 shall be reduced by any compensation earned by Carlton as the result of employment by another employer after the Termination Date. Carlton further agrees that any amount he is entitled to receive under the SERP pursuant to section 6(a) of this Agreement shall be reduced at the time of commencement of payment by the "actuarial equivalent" (as defined under the SERP) of any benefits accrued by Carlton after the Termination Date under any "employee pension benefit plan" (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) maintained by another employer.

  b. Carlton shall have an affirmative obligation to notify the Chief Financial Officer of SNC if Carlton at any time accepts employment with another employer, and/or begins to accrue benefits under an employee pension benefit plan maintained by another employer, within 30 days of such event. Carlton shall further have an affirmative obligation to notify SNC's Director of Human Resources at the time he becomes eligible for health insurance coverage provided by another employer.

  12. Confidentiality. Carlton agrees that he shall not reveal or allow anyone else to reveal the terms of this Agreement to any person, agency, institution, company, or other entity unless SNC and SNBNC agree in writing that he may do so. Carlton may, however, make such disclosures as are required by law, including disclosures to taxing agencies, and Carlton may disclose the terms of this Agreement to his wife, attorney, accountant or tax advisor, provided that Carlton shall inform his wife, attorney, accountant or tax advisor that the terms are strictly confidential and are not to be revealed to anyone else except as required by law. Carlton further agrees that he shall not disparage, denigrate, or otherwise speak negatively about the Merger, BB&T Financial, BB&T, SNC, SNBNC or their management, directors or employees, to any person, agency, institution, company, or other entity. Carlton acknowledges and agrees that any breach of this section 12 would constitute a material breach of this Agreement.

  13. Construction of Agreement.

  a. Carlton, SNC and SNBNC agree that this Agreement contains all the promises and covenants made by them with respect to its subject matter.

  b. This Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina. Any dispute arising between the parties related to or involving this Agreement shall be litigated in a court having jurisdiction in the State of North Carolina.

  c. If any provision or clause of this Agreement or any application thereof to any party or circumstance is held invalid, such invalidity shall not affect other provisions or applications to any party or of the Agreement that can be given effect without the invalid provision or application, and to this end the provisions of the Agreement are declared to be severable.

  d. Carlton acknowledges and agrees that SNC and SNBNC are not undertaking to advise him with respect to the tax consequences of this Agreement and that he is solely responsible for determining those consequences.

  e. Carlton acknowledges that he has read this Agreement and that he understands its terms. Carlton is satisfied with the terms of this Agreement and agrees that the terms are binding upon him.

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  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

                                          Southern National Corporation


                                          By: _________________________________
                                                     L. Glenn Orr, Jr.
                                               Chairman, President and Chief
                                                     Executive Officer

                                          Southern National Bank of North
                                           Carolina


                                          By: _________________________________
                                                     L. Glenn Orr, Jr.
                                               Chairman and Chief Executive
                                                          Officer


                                          _____________________________________
                                                      Gary E. Carlton

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